FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
December 31, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy to Complete Szymanowice-1 Well for Production

Salt Lake City, December 31, 2013 – FX Energy, Inc. (NASDAQ: FXEN), reported that the Szymanowice-1 well is commercial and will be completed for production.  Logs and lab analysis of the cores from a 33.5 meter section of the top Rotliegend sandstone indicate a gas reservoir with porosity of up to 18%.  The Szymanowice-1 well will be completed and tested at the end of the first quarter and is scheduled to begin commercial production early in 2015.

Gas from the Szymanowice-1 will be produced into the Lisewo gas facility located approximately 2 kilometers northwest of the Szymanowice-1 well.  Szymanowice-1 will be the fourth well to be serviced by the Lisewo gas facility.  Lisewo-1 began production in early December 2013, Komorze-3 is scheduled to start producing first quarter 2014, Lisewo-2 is scheduled to begin production in the second half of 2014 and Szymanowice-1 is scheduled to begin producing in the first quarter of 2015.

“We are gratified to announce our fourth straight commercially successful well in the Lisewo area,” said David Pierce, president of FX Energy.  “The Lisewo area gas facility is producing from the original discovery well and we now have three more wells to bring on line over the next 15 months.  We expect to see a positive impact on our reserves and production numbers from these wells in the next quarter and over the next several quarters.  And there is much more to come.  We have seven additional undrilled 3-D defined structures in the Lisewo area, implying an even bigger resource.  We have already scheduled the next two of these structures for drilling next year, and the confidence boost from Szymanowice-1 may even encourage more drilling.”

All of the Lisewo area wells are located in the Fences concession where the Polish Oil and Gas Company (PGNiG) is the operator and owns 51% of the working interest; FX Energy owns 49%.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.